DOLLAR TREE, INC.

OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

(EXECUTIVE OFFICERS -- PERFORMANCE GOAL)

This RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), entered into as of March 18, 2016 (the “Date of Grant”), by and between Dollar Tree, Inc., a Virginia corporation, (the “Company”), and Gary Philbin, (the "Grantee").

W I T N E S S E T H:

The Dollar Tree, Inc. Omnibus Incentive Plan (the “Plan”) provides for the grant of Restricted Stock Units in accordance with the terms and conditions of the Plan, which are incorporated herein by reference.  The Company has determined that it is in the best interest of the Company and its shareholders to issue an Award of Restricted Stock Units to the Grantee.  Capitalized terms used in this Agreement and not otherwise defined herein have the meanings set forth in the Plan.

1. Restricted Stock Units.  The Company hereby grants the Grantee Sixty-two Thousand, Four Hundred and Eighty-Four (62,484) Restricted Stock Units subject to the terms, conditions and restrictions as set forth in the Plan and this Agreement.  Each vested Restricted Stock Unit shall represent the right of the Grantee to receive one share of the Company’s Stock or, if the Committee so determines, the cash equivalent of the Fair Market Value of one share of the Company’s Stock determined on the applicable vesting date (or if the applicable vesting date is not a business day, then on the first business day preceding the applicable vesting date).  Except as otherwise provided in Section 3 below, the Restricted Stock Units will be settled by issuance of shares of Stock, or payment will be made, as soon as practicable after the date the Restricted Stock Units vest, but in no event later than the last day of the fiscal year in which the Restricted Stock Units vest.

2. Vesting and Transfer Restrictions of Restricted Stock Units.  The restrictions described in Sections 2.1 and 2.2 shall lapse when the Vesting Criteria set forth herein are satisfied.  The Vesting Criteria are satisfied when Grantee meets both Service Requirement set forth below and the Performance Goal more particularly set forth in Attachment A, which is based on cumulative operating income of the Family Dollar segment for the period beginning January 31, 2016 and ending on February 2, 2019. “Service Requirement” means that Grantee does not have a Termination of Employment (as defined herein) before March 18, 2021.

2.1. Termination of Employment.  In the event that Grantee has a Termination of Employment with the Company, prior to the satisfaction of the Vesting Criteria, then the unvested Restricted Stock Units shall be forfeited as of the date of such Termination of Employment.  For purposes of this Agreement, “Termination of Employment” shall mean a “separation from service” (as defined in Treasury Regulation § 1.409A-1(h)) for any reason other than death or Disability (as defined below).

2.2. Transfer Restrictions.  Your Restricted Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, other than by will or by the laws of descent or distribution, and the provisions of this Agreement and the Plan shall be binding upon the executors, administrators, heirs, and successors of the Grantee.  Any levy of any execution, attachment or similar process upon the Restricted Stock Units, shall be null, void and without effect.  Notwithstanding the foregoing, Grantee may designate one or more beneficiaries for receipt of the shares of Stock subject to this Award upon Grantee’s death by delivering a beneficiary designation form to the Company.  A beneficiary designation will not become effective unless it is made on the form approved by the Company and is received by the Company prior to the Grantee’s death.

2.3. Change in Control: Double Trigger.  In the event of a Change in Control, accelerated vesting of the Restricted Stock Units shall be based on the terms of the retention agreement entered into by and between the Grantee and the Company prior to the Date of Grant, which provides for accelerated vesting only in the event of a double trigger as set forth in that agreement. To the extent the Restricted Stock Units vest as required in such agreement, such vested Restricted Stock Units shall be settled or paid within 30 days of the Grantee’s Termination of Employment.

2.4. Dividends.  No cash dividend shall be paid on the Restricted Stock Units.

2.5. Adjustments for Recapitalizations.  In the event of a Transaction (as defined in Section 4.5 of the Plan), the Restricted Stock Units shall be adjusted as set forth in Section 4.5 of the Plan and any additional securities or other consideration received pursuant to such adjustment shall be subject to the restrictions and risk of forfeiture to the same extent as the Restricted Stock Units with respect to which such securities or other consideration has been distributed.

3. Death or Permanent Disability of Grantee.

3.1. Effect of Disability. In the event of Grantee’s Disability prior to satisfying the Vesting Criteria for the Restricted Stock Units, the Service Requirement shall be deemed immediately and fully satisfied; provided, however, that any vesting based on the Performance Goal included in the Vesting Criteria shall be satisfied solely to the extent certified by the Committee as provided herein.  For purposes of this Agreement, “Disability” shall mean the Grantee has been determined to be disabled under the long-term disability insurance policy of the Company or the Company determines that a qualified medical professional has opined that the grantee is unable to engage in any substantial gainful employment by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

3.2. Death of Grantee.   In the event of the death of the Grantee prior to satisfying the Vesting Criteria for the Restricted Stock Units, the Service Requirement shall be deemed immediately and fully satisfied; provided, however, that any vesting based on the Performance Goal included in the Vesting Criteria shall be satisfied solely to the extent certified by the Committee as provided herein.

4. Shareholder Rights.  This Award of Restricted Stock Units does not entitle you to any rights as a shareholder of the Company unless and until the shares of Stock underlying the Award have been issued to you by registry in book-entry form with the Company.

5. Issuance of Shares. To the extent the Committee does not elect to settle the Restricted Stock Units in cash, the Company will issue the shares of Stock subject to the Restricted Stock Units as non-certificated shares in book-entry form registered in Grantee’s name.  The purchase price of the shares of Stock is your Service to the Company during the vesting periods. The obligation of the Company to deliver shares of Stock upon the vesting of the Restricted Stock Units shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate to comply with relevant state and federal securities laws and regulations and the rules of any applicable stock exchange.

6. Code Section 409A.  The payment made, or issuance of shares of Stock, under this Agreement is intended to be exempt from Section 409A as a distribution made during the short term deferral period exemption under the regulations promulgated under Code Section 409A and this Agreement shall be interpreted as necessary to comply with such intent.

7. Taxes; Withholding Obligation.

7.1. Generally. Grantee shall be ultimately liable and responsible for all taxes owed in connection with the Award, regardless of any action a Member Company takes with respect to any tax withholding obligations that arise in connection with the Award. The Member Companies make no representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Award or the subsequent sale of shares of Stock issuable pursuant to the Award. Neither the Company nor any Member Company is committed or under any obligation to structure the Award to reduce or eliminate your tax liability.

7.2. Payment of Withholding Taxes.

7.2.1. Prior to any event in connection with the Award (e.g., vesting) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any employment or social tax obligation (the “Tax Withholding Obligation”), Grantee must arrange for the satisfaction of the amount of such Tax Withholding Obligation in a manner acceptable to the Company.

7.2.2. Unless Grantee chooses to satisfy the Tax Withholding Obligation by some other means in accordance with Section 7.2.3. below, Grantee’s acceptance of this Award constitutes Grantee’s instruction and authorization to the Company, and any brokerage firm determined acceptable to the Company for such purpose, to sell on Grantee’s behalf (including to the Company or any affiliate of the Company through the retention of a portion of the shares of Stock) a whole number of shares of Stock from those shares of Stock issuable to Grantee as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Tax Withholding Obligation. Such shares of Stock will be sold on the day the Tax Withholding Obligation arises or as soon thereafter as practicable. If applicable, Grantee will be responsible for all brokers’ fees and other costs of sale, and agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed Grantee’s Tax Withholding Obligation, the Company agrees to pay such excess in cash to Grantee through payroll as soon as practicable. Grantee acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy your Tax Withholding Obligation. Accordingly, Grantee agrees to pay to the Company (or Member Company as applicable) as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of shares of Stock described above.

7.2.3. At any time not less than five (5) business days before any Tax Withholding Obligation arises Grantee may elect to satisfy his or her Tax Withholding Obligation by delivering to the Company (or Member Company as applicable) an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation by (i) wire transfer to such account as the Company may direct, (ii) delivery of a certified check payable to the Company (or Member Company as applicable), or (iii) such other means as the Company may establish or permit.

7.2.4. The Company may refuse to issue any shares of Stock to Grantee until Grantee satisfies the Tax Withholding Obligation. To the maximum extent permitted by law, the Company has the right to retain, without notice, from shares of Stock issuable under the Award or from salary or other amounts payable to you, shares of Stock or cash having a value sufficient to satisfy the Tax Withholding Obligation.

8. Clawback.  If, at any time prior to the end of the third full fiscal year following Grantee’s receipt of any incentive compensation under this Agreement, the Company is required to prepare a financial restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Grantee shall be required to forfeit, reimburse or repay to the Company, or the Company may reduce the amount this Award by, the excess of (i) the amount or benefit received by Grantee upon satisfaction of Performance Goal based on financial results that were the subject of the restatement over (ii) the amount that or benefit would have been received by Grantee had the satisfaction of the Performance Goal been based on the applicable financial restatement, as determined by the Committee.

9. No Employment Rights.  Nothing in this Agreement shall affect in any manner whatsoever the right or power of a Member Company to terminate Grantee’s employment for any reason, with or without cause.

10. Miscellaneous.

10.1. Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the Commonwealth of Virginia, without giving effect to choice of law provisions thereof.  The Circuit Court of the City of Norfolk, Virginia, and the United States District Court, Eastern District of Virginia, Norfolk Division shall be the exclusive courts of jurisdiction or venue for any litigation, special proceedings or other proceedings between the parties that may be brought, or arise out of, in connection with, or by reason of this Agreement and the parties to this Agreement hereby consent to the jurisdiction of such courts.

10.2. Entire Agreement; Enforcement of Rights.  The Plan and Attchment A and any retention agreement between Grantee and the Company are hereby incorporated by reference in this Agreement.  This Agreement (including the Plan and Attachment A and any retention agreement) sets forth the entire agreement and understanding of the parties relating to the subject matter herein.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in a writing signed by the Company and the Grantee to this Agreement.  The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

10.3. Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

10.4. Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by telegram or fax or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

10.5. Successors and Assigns.  The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.  The rights and obligations of Grantee under this Agreement may only be assigned with the prior written consent of the Company.

10.6. Disclosure of Information.  In the event the Committee determines that the Grantee has materially violated the provisions of this Section 10.6, the Grantee shall immediately forfeit all unvested Restricted Stock Units.  The Grantee recognizes and acknowledges that the Company’s trade secrets, confidential information, and proprietary information, including customer and vendor lists and computer data and programs (collectively “Confidential Information”), are valuable, special and unique assets of the Company’s business, access to and knowledge of which are essential to the performance of the Grantee’s duties. The Grantee will not, before or after his date of Termination of Employment, in whole or in part, disclose such Confidential Information to any person or entity or make such Confidential Information public for any purpose whatsoever, nor shall the Grantee make use of such Confidential Information for the Grantee’s own purposes or for the benefit of any person or entity other than the Company under any circumstances before or after the Grantee’s date of Termination of Employment; provided that this prohibition shall not apply after the Grantee’s date of Termination of Employment to Confidential Information that has become publicly known through no action of the Grantee. The Grantee shall consider and treat as the Company’s property all memoranda, books, records, papers, letters, computer data or programs, or customer lists, including any copies thereof in human- or machine-readable form, in any way relating to the Company’s business or affairs, financial or otherwise, whether created by the Grantee or coming into his or her possession, and shall deliver the same to the Company on the date of Termination of Employment or, on demand of the Company, at any earlier time.

[Signature Page Follows]

By your signature and the signature of the Company’s representative below, you and the Company agree that this Award is governed by the terms and conditions herein and of the Plan.
Grantee further acknowledges receipt of a copy of the Plan and hereby agrees to be bound by the terms and conditions contained in the Plan and this Agreement

GRANTEE                        DOLLAR TREE, INC.

_/s/ Gary Philbin____________________        _/s/ Arnold Barron___________________
Gary Philbin                        Arnold Barron
Chairman of the Compensation Committee